Extraction Oil & Gas, Inc. Announces Second-Quarter 2017 Results;
Exceeds Second Quarter Production Guidance and
Increases Full-Year 2017 Crude Oil Guidance

DENVER - August 9, 2017 (GLOBE NEWSWIRE) -- Extraction Oil & Gas, Inc. (NASDAQ: XOG), an oil and gas exploration and production company with primary assets in the Wattenberg Field in the Denver-Julesburg Basin of Colorado, today reported financial and operational results for the second quarter of 2017.

Second-Quarter 2017 Highlights

•
Second-quarter average net sales volumes of 44,172 barrels of oil equivalent per day (BOE/d) including 23,088 barrels per day (Bbl/d) of oil. Production volumes exceeded the high end of the Company’s oil guidance and exceeded the midpoint of the guidance range for total equivalent volumes;

•
Extraction reported second quarter net income of $7.2 million, or $0.02 per basic and diluted share[1], compared to a net loss of $127.6 million for the same period in 2016 and net income of $8.7 million for the first quarter of 2017. Adjusted EBITDAX, Unhedged[2] was $74.7 million for the second quarter, up 91% year-over-year and up 45% sequentially. Adjusted EBITDAX was $74.9 million, up 90% year-over-year and up 76% sequentially;

•
Turned to sales 67 gross (62 net) operated wells with an average lateral length of approximately 7,100 feet, and completed 51 gross (46 net) wells with an average lateral length of approximately 7,300 feet, consistent with the Company’s previously announced development plan; and

•
Extraction expects third-quarter 2017 average net sales volumes to be 59-62 MBoe/d with 32-33 MBbl/d of crude oil and increases full year crude oil production guidance to 24-27 MBbl/d. Reaffirms the Company’s previous full-year 2017 equivalent production of 48-54 MBoe/d, capital and operating expense guidance.

Commenting on second-quarter 2017 results, Extraction's Chairman and CEO Mark Erickson said: “Our dedicated team has been working tirelessly to extend our strong operating track record as a public company. We expect to make the third quarter our best quarter in Company history and continue to feel confident about meeting our 2017 guidance.”

“We now have over 60 Niobrara wells online utilizing our enhanced completions and are very pleased by our results from these wells over the course of these first several months. Although much of the data is still early time, we continue to be encouraged by the flatter production profile we are seeing from all of the wells thus far.”

1 For further information on the earnings per share, refer to the Consolidated Statement of Operations
2 Adjusted EBITDAX and Adjusted EBITDAX, Unhedged are non-GAAP financial measures. For a definition of Adjusted EBITDAX and Adjusted EBITDAX, Unhedged and a reconciliation to our most directly comparable financial measure calculated and presented in accordance with GAAP, read “-Reconciliation of Adjusted EBITDAX and Adjusted EBITDAX, Unhedged.”

Financial Results

Second quarter average net sales volumes were 44,172 BOE/d, an increase of 60% year-over-year and 32% sequentially. Crude oil volumes of 23,088 Bbl/d exceeded the high end of the Company’s previously issued guidance while total equivalent volumes exceeded the midpoint of the guidance range. Crude oil accounted for approximately 71% of the Company’s total revenues recorded during the second quarter of 2017.

For the second quarter, Extraction reported oil, natural gas and NGL sales revenue of $119.8 million, as compared to $65.4 million during the same period in 2016, representing an increase of 83%. Revenue increased 34% sequentially driven by an increase in average daily production, which was partially offset by modestly lower commodity prices.

For the second quarter, Extraction reported net income of $7.2 million, or $0.02 per basic and diluted share, compared to net loss of $127.6 million for the same period in 2016 and net income of $8.7 million for the first quarter. Adjusted EBITDAX, Unhedged was $74.7 million for the second quarter, up 91% year-over-year and up 45% sequentially. Adjusted EBITDAX was $74.9 million, up 90% year-over-year and up 76% sequentially.

Lease operating expenses (LOE) excluding transportation and gathering expenses for the second quarter tota $14.1 million, or $3.51 per BOE, which was slightly above the high end of the Company’s guidance range of $12.5 to $13.5 million. LOE during the second quarter was negatively impacted by approximately $0.7 million due to the acceleration of the Company’s program of safety testing and inspections of flowlines and process lines per the Notice to Operators issued by the Governor of Colorado in May 2017. Extraction sees no impact to its full-year LOE guidance range, as this testing is performed annually as part of its ongoing safety protocols. As Extraction brings on more horizontal production throughout the year, per-unit LOE is expected to continue to decrease, resulting in full-year LOE coming in within the Company’s guidance range.

Transportation and gathering expense related to natural gas and NGL sales for the second quarter was $10.0 million, or $2.50 per BOE. This was in-line with the first quarter on an absolute basis and down 27% per-unit as a result of the Company’s significant increase in oil sales as compared to the Company’s natural gas and NGL sales.

The following table provides a summary of our sales volumes, average prices and certain operating expenses on a per BOE basis for the three and six months ended June 30, 2017 and 2016 respectively:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Sales (MBoe)(1):	4,020	2,512	7,024	4,766
Oil sales (MBbl)	2,101	1,259	3,312	2,518
Natural gas sales (MMcf)	6,402	4,541	12,761	8,061
NGL sales (MBbl)	852	497	1,585	905
Sales (BOE/d)(1):	44,172	27,609	38,807	26,187
Oil sales (Bbl/d)	23,088	13,831	18,298	13,835
Natural gas sales (Mcf/d)	70,353	49,898	70,501	44,289
NGL sales (Bbl/d)	9,358	5,462	8,759	4,970
Average sales prices(2):
Oil sales (per Bbl)	$40.64	$39.76	$41.52	$33.41
Oil sales with derivative settlements (per Bbl)	40.70	36.74	39.14	41.51
Natural gas sales (per Mcf)	2.89	1.83	3.01	1.85
Natural gas sales with derivative settlements (per Mcf)	2.90	2.76	2.94	2.77
NGL sales (per Bbl)	18.61	14.06	21.10	12.63
Average price per BOE	29.80	26.02	29.81	23.18
Average price per BOE with derivative settlements	29.84	26.17	28.55	29.02
Expense per BOE:
Lease operating expenses	$6.01	$5.32	$6.62	$5.32
Operating expenses	3.51	3.33	3.72	3.41
Transportation and gathering	2.50	1.99	2.90	1.91
Production taxes	2.61	2.49	2.42	2.26
General and administrative expenses	5.84	3.17	7.00	3.17
Cash general and administrative expenses	2.64	2.68	2.93	2.62
Unit and stock-based compensation	3.20	0.49	4.07	0.55

(1)
One BOE is equal to six thousand cubic feet (“Mcf”) of natural gas or one barrel (“Bbl”) of oil or NGL based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

(2)
Average prices shown in the table reflect prices both before and after the effects of our settlements of our commodity derivative contracts. Our calculation of such effects includes both gains and losses on settlements for commodity derivatives and amortization of premiums paid or received on options that settled during the period.

Operational Results

During the second quarter, the Company’s aggregate drilling, completion, leasehold and midstream capital expenditures totaled approximately $272 million, $240 million of which was for drilling and completion. Extraction invested approximately $30 million on leasehold and $2 million on midstream. Extraction’s total drilling and completion capital expenditures for the first half of 2017 were approximately $449 million including $20 million for non-operated drilling and completion. Due to the completion of higher working interest pads during the first half of the year, Extraction expects its drilling and completion capital expenditures to be weighted towards the front half of 2017. As a result, the Company remains on track and on budget with its full-year drilling and completion capital expenditure schedule.

Extraction reached total depth on 41 gross (25 net) wells with an average lateral length of approximately 10,100 feet, completed 51 gross (46 net) wells with an average lateral length of approximately 7,300 feet and turned to sales 67 gross (62 net) wells with an average lateral length of approximately 7,100 feet during the second quarter. 33 gross (31 net) wells with an average lateral length of approximately 8,200 feet were turned on in the back half of the second quarter and contributed little to second-quarter production as these wells were still in various stages of cleanup. These 33 wells are expected to contribute significantly to third quarter volumes. Extraction completed 2,474 total stages during the second quarter while pumping approximately 854 million pounds of proppant.

Commenting on the results from the Company’s enhanced completion program to date, Extraction's President Matt Owens said, “We now have more than three months of production history from dozens of wells on our pads utilizing enhanced completions, and they are confirming our early-time expectations by maintaining a shallower decline and higher oil cuts. This production profile has held true for each pad we have turned on so far, giving us greater confidence in outperformance.”

Update on New Acquisition Area

To date Extraction has invested approximately $255 million, which includes $160 million previously announced and paid in 2016, across several transactions to acquire approximately 30,000 net acres in the new acquisition area.

The Company’s first operated Niobrara well in the area has been online for 180 days and is currently outperforming management’s 50% enhanced completion type curve by more than 10%.

Commenting on the Company’s new acquisition area, Matt Owens said, “We are pleased to see our first well producing consistently above the upper end of our enhanced completion Niobrara type curve after six months. We look forward to discussing this area in greater detail towards the end of 2017 after we have successfully solidified our acreage position.”

Third Quarter and Full-Year 2017 Outlook

For the third quarter of 2017, Extraction expects its average net sales volumes to be 59-62 MBoe/d, which represents a 37% increase over our second-quarter 2017 volumes at the midpoint. The Company's crude oil production in the third quarter of 2017 is expected to average 32-33 MBbl/d, which represents a 41% increase over second quarter of 2017 at the midpoint. The Company expects its third quarter LOE excluding transportation and gathering expense to be between $15 million and $16 million and our cash general and administrative expenses to be between $11 million and $12 million.

For the full-year 2017, we are raising our expected crude oil production guidance to 24-27 MBbl/d from our previously disclosed guidance range of 23-25 MBbl/d. We continue to expect our full-year 2017 net sales to average between 48-54 MBoe/d.

Mark Erickson, Extraction’s Chairman and CEO, said: “While the second quarter was one characterized by significant production growth, we expect third-quarter production growth to be even greater. We are achieving this while maintaining our capital discipline and sticking to the development budget we outlined at the end of last year. Our second quarter results demonstrated that our enhanced Niobrara wells produce a much higher percentage of oil at the beginning of their life cycle. Our third-quarter guidance continues to reinforce this as we again expect oil production to grow more than our total equivalent production.”

Debt and Liquidity

Extraction ended the second quarter with $89 million of cash on its balance sheet, an undrawn borrowing base of $475 million and over $540 million of available liquidity after giving effect to letters of credit. In addition, subsequent to quarter end, Extraction issued $400 million of senior unsecured notes to enhance its liquidity position. Using the midpoint of our 2017 guidance, we have hedged approximately 85% of our crude oil volumes and 80% of our natural gas volumes for the second half of 2017 as of July 31, 2017.

Rusty Kelley, Extraction’s Chief Financial Officer commented, “Balance sheet strength remains our top priority. With our current liquidity position and strong hedge profile, we feel confident that we can continue to execute and generate very robust growth in a variety of oil price environments.”

Updated Investor Presentation

Extraction has posted an updated investor presentation to its website. The investor presentation may be viewed on the Company’s website (www.extractionog.com) by selecting “Investors,” then “News and Events,” then “Presentations.”

Second-Quarter Earnings Conference Call Information
Those who would like to participate can dial into the number listed below approximately 15 minutes before the scheduled conference call time, and enter confirmation number 48377005 when prompted.

Date:	Thursday, August 10 2017
Time:	8:00 AM MDT / 10:00 AM EDT
Dial - In Numbers:	1-844-229-9561 (Domestic toll-free)
Conference ID:	48377005

To access the audio webcast and related presentation materials, please visit the Investor Relations section of the Company’s website at www.extractionog.com. A replay of the conference call will be available on the website for approximately 30 days following the call.

About Extraction Oil & Gas, Inc.

Denver-based Extraction Oil & Gas, Inc. is an independent energy exploration and development company focused on exploring, developing and producing crude oil, natural gas and NGLs primarily in the Wattenberg Field in the Denver-Julesburg Basin of Colorado. For further information, please visit www.extractionog.com. The Company's common shares are listed for trading on the NASDAQ under the symbol: “XOG.”

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and gas production, the number of anticipated wells to be drilled or completed after the date hereof, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "believe," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control that could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for us to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the “Risk Factors” section of our most recent Form 10-K and Forms 10-Q filed with the Securities and Exchange Commission and in our other public filings and press releases. These and other factors could cause our actual results to differ materially from those contained in any forward-looking statement.

EXTRACTION OIL & GAS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$88,689	$588,736
Accounts receivable
Trade	25,332	23,154
Oil, natural gas and NGL sales	45,043	34,066
Inventory and prepaid expenses	10,824	7,722
Commodity derivative asset	22,308	—
Total Current Assets	192,196	653,678
Property and Equipment (successful efforts method), at cost:
Proved oil and gas properties	2,346,053	1,851,052
Unproved oil and gas properties	501,090	452,577
Wells in progress	167,086	98,747
Less: accumulated depletion, depreciation and amortization	(518,185)	(402,912)
Net oil and gas properties	2,496,044	1,999,464
Other property and equipment, net of accumulated depreciation	26,345	32,721
Net Property and Equipment	2,522,389	2,032,185
Non-Current Assets:
Cash held in escrow	8,400	42,200
Commodity derivative asset	8,443	—
Goodwill and other intangible assets, net of accumulated amortization	54,793	54,489
Other non-current assets	10,306	2,224
Total Non-Current Assets	81,942	98,913
Total Assets	$2,796,527	$2,784,776
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$154,065	$131,134
Revenue payable	36,498	35,162
Production taxes payable	38,925	27,327
Commodity derivative liability	10	56,003
Accrued interest payable	19,977	19,621
Asset retirement obligations	4,946	5,300
Total Current Liabilities	254,421	274,547
Non-Current Liabilities:
2021 Senior Notes, net of unamortized debt issuance costs	539,238	538,141
Production taxes payable	21,140	35,838
Commodity derivative liability	—	6,738
Other non-current liabilities	3,307	3,466
Asset retirement obligations	54,801	50,808
Deferred tax liability	115,576	106,026
Total Non-Current Liabilities	734,062	741,017

Total Liabilities	988,483	1,015,564
Commitments and Contingencies
Series A Convertible Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 185,280 issued and outstanding	155,690	153,139
Stockholders' Equity:
Common stock, $0.01 par value; 900,000,000 shares authorized; 171,834,605 issued and outstanding	1,718	1,718
Additional paid-in capital	2,087,915	2,067,590
Accumulated deficit	(437,279)	(453,235)
Total Stockholders' Equity	1,652,354	1,616,073
Total Liabilities and Stockholders' Equity	$2,796,527	$2,784,776

EXTRACTION OIL & GAS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Oil sales	$85,394	$50,047	$137,522	$84,135
Natural gas sales	18,526	8,331	38,423	14,937
NGL sales	15,846	6,986	33,460	11,424
Total Revenues	119,766	65,364	209,405	110,496
Operating Expenses:
Lease operating expenses	24,165	13,369	46,488	25,339
Production taxes	10,511	6,258	16,964	10,748
Exploration expenses	6,438	5,921	17,250	8,752
Depletion, depreciation, amortization and accretion	68,610	49,330	119,263	94,638
Impairment of long lived assets	—	22,438	675	22,884
Other operating expenses	—	—	451	891
Acquisition transaction expenses	—	—	68	—
General and administrative expenses	23,487	7,974	49,175	15,114
Total Operating Expenses	133,211	105,290	250,334	178,366
Operating Loss	(13,445)	(39,926)	(40,929)	(67,870)
Other Income (Expense):
Commodity derivatives gain (loss)	33,876	(74,614)	84,298	(78,650)
Interest expense	(9,021)	(13,130)	(18,681)	(26,698)
Other income	250	56	818	84
Total Other Income (Expense)	25,105	(87,688)	66,435	(105,264)
Income (Loss) Before Income Taxes	11,660	(127,614)	25,506	(173,134)
Income tax expense	4,420	—	9,550	—
Net Income (Loss)	$7,240	$(127,614)	$15,956	$(173,134)
Earnings Per Common Share(1)
Basic and diluted	$0.02		$0.05
Weighted Average Common Shares Outstanding
Basic and diluted	171,835		171,835

(1)
For further information, see the reconciliation of Net Income (Loss) to Net Income (Loss) available to common shareholders in Note 10 of our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2017.

EXTRACTION OIL & GAS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$15,956	$(173,134)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	119,263	94,638
Abandonment and impairment of unproved properties	4,560	2,862
Impairment of long lived assets	675	22,884
Loss on sale of property and equipment	451	—
Amortization of debt issuance costs and debt discount	1,712	2,424
Deferred rent	(156)	386
Commodity derivatives (gain) loss	(84,298)	78,650
Settlements on commodity derivatives	(13,240)	42,184
Premiums paid on commodity derivatives	—	(611)
Deferred income tax expense	9,550	—
Unit and stock-based compensation	28,597	2,606
Equity in earnings of unconsolidated affiliate	10	—
Changes in current assets and liabilities:
Accounts receivable—trade	(618)	(1,755)
Accounts receivable—oil, natural gas and NGL sales	(10,977)	(5,632)
Inventory and prepaid expenses	(103)	(253)
Accounts payable and accrued liabilities	(3,186)	(16,667)
Revenue payable	1,336	(3,423)
Production taxes payable	(3,109)	(3,531)
Accrued interest payable	356	(304)
Asset retirement expenditures	(952)	(146)
Net cash provided by operating activities	65,827	41,178
Cash flows from investing activities:
Oil and gas property additions	(572,105)	(159,646)
Acquired oil and gas properties	(17,225)	—
Sale of property and equipment	2,000	2,148
Other property and equipment additions	(5,790)	(2,582)
Cash held in escrow	33,800	—
Net cash used in investing activities	(559,320)	(160,080)
Cash flows from financing activities:
Borrowings under credit facility	—	10,000
Proceeds from the issuance of units	—	116,370
Repurchase of units	—	(658)
Dividends on Series A Preferred Stock	(4,958)	—
Debt issuance costs	(109)	—
Equity issuance costs	(1,487)	(246)
Net cash provided by (used in) financing activities	(6,554)	125,466
Increase (decrease) in cash and cash equivalents	(500,047)	6,564
Cash and cash equivalents at beginning of period	588,736	97,106
Cash and cash equivalents at end of the period	$88,689	$103,670
Supplemental cash flow information:
Property and equipment included in accounts payable and accrued liabilities	$134,483	$49,674
Cash paid for interest	$22,256	$26,947
Accretion of beneficial conversion feature of Series A Preferred Stock	$2,627	$—
Non-cash contribution to unconsolidated affiliate	$8,191	$—
Increase in dividends payable	$485	$—

EXTRACTION OIL & GAS, INC.
RECONCILIATION OF ADJUSTED EBITDAX AND ADJUSTED EBITDAX, UNHEDGED
(In thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation of Net Income (Loss) to Adjusted EBITDAX:
Net income (loss)	$7,240	$(127,614)	$15,956	$(173,134)
Add back:
Depletion, depreciation, amortization and accretion	68,610	49,330	119,263	94,638
Impairment of long lived assets	—	22,438	675	22,884
Exploration expenses	6,438	5,921	17,250	8,752
Rig termination fee	—	—	—	891
Loss on sale of property and equipment	—	—	451	—
Acquisition transaction expenses	—	—	68	—
(Gain) loss on commodity derivatives	(33,876)	74,614	(84,298)	78,650
Settlements on commodity derivative instruments	(143)	2,658	(9,184)	33,160
Premiums paid for derivatives that settled during the period	313	(2,278)	313	(5,338)
Unit and stock-based compensation expense	12,852	1,238	28,597	2,606
Amortization of debt discount and debt issuance costs	867	1,227	1,712	2,425
Interest expense	8,154	11,903	16,969	24,273
Income tax expense	4,420	—	9,550	—
Adjusted EBITDAX	$74,875	$39,437	$117,322	$89,807
Deduct:
Settlements on commodity derivative instruments	(143)	2,658	(9,184)	33,160
Premiums paid for derivatives that settled during the period	313	(2,278)	313	(5,338)
Adjusted EBITDAX, Unhedged	$74,705	$39,057	$126,193	$61,985

Adjusted EBITDAX and Adjusted EBITDAX, Unhedged are not measures of net income (loss) as determined by United States generally accepted accounting principles (“GAAP”). Adjusted EBITDAX and Adjusted EBITDAX, Unhedged are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income (loss) adjusted for certain cash and non-cash items, including depletion, depreciation, amortization and accretion, impairment of long lived assets, exploration expenses, rig termination fees, acquisition transaction expenses, commodity derivative (gain) loss, settlements on commodity derivatives, premiums paid for derivatives that settled during the period, unit and stock-based compensation expense, amortization of debt discount and debt issuance costs, interest expense, income taxes, and non-recurring charges. We define Adjusted EBITDAX, Unhedged as Adjusted EBITDAX adjusted for settlements on commodity derivative instruments and premiums paid for derivative that settled during the period.

Management believes Adjusted EBITDAX and Adjusted EBITDAX, Unhedged are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDAX and Adjusted EBITDAX, Unhedged because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and Adjusted EBITDAX, Unhedged should not be considered as alternatives to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our operating performance. Certain items excluded from Adjusted EBITDAX and Adjusted EBITDAX, Unhedged are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, hedging strategy and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX and Adjusted EBITDAX, Unhedged. Our computations of Adjusted EBITDAX and Adjusted EBITDAX, Unhedged may not be comparable to other similarly titled measure of other companies. We believe that Adjusted EBITDAX and Adjusted EBITDAX, Unhedged are widely followed measures of operating performance. A reconciliation of Adjusted EBITDAX and Adjusted EBITDAX, Unhedged and net income (loss) for the three and six months ended June 30, 2017 and 2016 is provided in the table above. Additionally, our management team believes Adjusted EBITDAX and Adjusted EBITDAX, Unhedged are useful to an investor in evaluating our financial performance because these measures (i) are widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, among other factors; (ii) help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and (iii) are used by our management team for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting. Adjusted EBITDAX is also used by our Board of Directors as a performance measure in determining executive compensation.